Name of Registrant:
Templeton Emerging Markets Fund

File No. 811-04985

Exhibit Item No. 77C Matter Submitted to a Vote of Security Holders

The Annual Meeting of Shareholders of Templeton Emerging Markets Fund
(the "Fund") was held at the Fund's offices, 300 S.E. 2nd Street, Fort Lauderdale, Florida, on March 2, 2012. The purposes of the meeting was to elect four (4) Trustees and the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending August 31, 2012. At the meeting, the following persons were elected by the shareholders to serve as Trustees of the Fund: Ann Torre Bates, David W. Niemiec, Larry D. Thompson and Robert
E. Wade* and the ratification of PricewaterhouseCoopers LLP. No other business was transacted at the meeting.

The results of the voting at the Annual Meeting are as follows:

Proposal 1.  The election of four Trustees:



                           % of          % of              % of    % of Shares
			    outstanding	 Shares         outstanding Present and
Term Expiring 2015 For         shares    Voted  withheld  shares   Voting
Ann Torre Bates	  13,862,544	76.65%   93.31%  994,365   5.50%  6.69%
David W. Niemiec  13,892,488	76.82%   93.51%  964,421   5.33%  6.49%
Larry D. Thompson 13,880,390	76.75%   93.43%  976,519   5.40%  6.57%
Robert E. Wade	  13,883,091	76.77%   93.45%  973,818   5.38%  6.55%

* Harris J. Ashton, Frank J. Crothers, Edith E. Holiday, J. Michael Luttig, \ Charles B. Johnson, Gregory E. Johnson, Frank A. Olson and Constantine D. Tseretopoulos.

Proposal 2. The ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending August 31, 2012.

			Shares Voted	% of outstanding Shares	      % of Voted Shares
For			14,658,090		81.05%			98.66%
Against	     		120,265			0.66%			0.81%
Abstain	       		78,555			0.44%			0.53%
Total			14,856,910		82.15%			100.00%